Exhibit 99.1

RALPH E. DAVIS ASSOCIATES, INC.
CONSULTANTS-PETROLEUM AND NATURAL GAS
1717 ST. JAMES PLACE-SUITE 460
HOUSTON, TEXAS 77056
(713) 622-8955

October 15, 2003

Seneca Resources Corporation
1201 Louisiana, Suite 400
Houston, Texas 77002

Attention:	Mr. James A. Beck
President

Re:	Oil, Condensate and Natural Gas Reserves,
Seneca Resources Corporation
As of October 1, 2003

Gentlemen:

At your request, the firm of Ralph E. Davis Associates, Inc. has audited an evaluation of the proved oil, condensate and natural gas reserves on leaseholds in which Seneca Resources Corporation has certain interests. This report presents a summary of the Proved Developed (producing, non-producing and shut-in) and Proved Undeveloped reserves anticipated to be produced from Seneca Resources’ interest.

Liquid volumes are expressed in thousands of barrels (MBbls) of stock tank oil. Gas Volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

The summarized results of the reserve audit are as follows:

Consultants to the Petroleum and Natural Gas Industries Since the 1920's

Seneca Resources Corporation	RALPH E. DAVIS ASSOCIATES, INC.
Oil, Condensate and Natural Gas Reserves	October 15, 2003
Mr. James A. Beck	Page 2

Estimated Proved Reserves
Net to Seneca Resources Corporation
As of October 1, 2003

                                                  Proved Developed                      Proved
                                    ------------------------------------------
Division:                           Producing      Non Producing         Shut-in      Undeveloped       Total Proved
---------                           ---------      -------------         -------      -----------       ------------

EAST COAST:
Oil/Condensate: MBbls                    138.6              0.0              0.0               0.0           138.6
Gas: MMcf                             81,204.3              0.0             13.9               0.0        81,218.2

GULF COAST:                            1,979.2            553.9              0.0             850.1         3,383.2
Oil/Condensate: MBbls                 23,041.3         22,360.9              0.0           2,281.1        47,683.3
Gas: MMcf

WEST COAST:                           39,793.3            223.5             62.6          23,771.8        63,851.2
Oil/Condensate: MBbls                 53,514.6            512.3            152.5          15,883.2        70,062.6
Gas: MMcf

TOTAL COMPANY:                        41,911.1            777.4             62.6          24,621.9        67,373.0
Oil Condensate: MBbls                157,760.2         22,873.2            166.4          18,164.3       198,964.1
Gas: MMcf
DISCUSSION:

The scope of this study was to audit the proved reserves attributable to the interests of Seneca Resources Corporation. Reserve estimates were prepared by Seneca using acceptable evaluation principals for each source. The quantities presented herein are estimated reserves of oil, condensate and natural gas that geologic and engineering data demonstrate can be recovered from known reservoirs under existing economic conditions with reasonable certainty.

Seneca Resources Corporation	RALPH E. DAVIS ASSOCIATES, INC.
Oil, Condensate and Natural Gas Reserves	October 14, 2003
Mr. James A. Beck	Page 3

Ralph E. Davis Associates, Inc. has audited the reserve estimates, the data incorporated into preparing the estimates and the methodology used to evaluate the reserves. In each of Seneca's producing divisions all current year additions and those properties of significant value were reviewed by Ralph E. Davis. Reserve estimates of current producing zones, productive zones behind pipe and undrilled well locations were reviewed in detail. Certain changes to either individual reserve estimates or the categorization of reserves were suggested by Ralph E. Davis Associates, Inc. and accepted by Seneca Resources. It is our opinion that the reserves presented herein meet all the criteria of Proved Reserves.

Neither Ralph E. Davis Associates, Inc. nor any of its employees have any significant interest in Seneca Resources Corporation or the properties reported herein. The employment and compensation to make this study are not contingent on our estimate of reserves.

We appreciate the opportunity to be of service to you in this matter, and will be glad to address any questions or inquiries you may have.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

/s/ Allen C. Barron, P.E.

Allen C. Barron, P.E.
President